Filed Pursuant to Rule 433
Registration Nos. 333-222005
333-222005-01

SHELL INTERNATIONAL FINANCE B.V.

2.375% Guaranteed Notes due 2025

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated April 1, 2020

US$1,500,000,000 2.375% Guaranteed Notes due 2025:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	2.375% Guaranteed Notes due 2025 (the “2025 Notes”)

Total principal amount being issued:	US$1,500,000,000

Guarantor Credit Ratings*:	Aa2/Negative by Moody’s Investors Service, Inc. AA-/Negative by Standard & Poor’s Ratings Services

Denominations:	The 2025 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3)**:	April 6, 2020

Guarantee:	Payment of the principal of and interest on the 2025 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	April 6, 2025

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	2.375% per annum

Date interest starts accruing:	April 6, 2020

Interest payment dates:	April 6 and October 6 of each year, subject to the Day Count Convention.

First interest payment date:	October 6, 2020

Benchmark Treasury:	0.500% due March 31, 2025

Benchmark Treasury yield:	0.372%

Spread to Benchmark Treasury:	205 bps

Yield to maturity:	2.422%

Selling concession:	0.0720%

Reallowance:	0.0480%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2025 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	March 22 and September 21 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2025 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2025 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 23 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2025 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2025 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. prior to March 6, 2025 (the date which is one month prior to the maturity date of the 2025 Notes), at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2025 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points, plus in each case accrued interest thereon to the date of redemption. On or after March 6, 2025, redemption at any time at 100% of the principal amount of the 2025 Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2025 Notes in one or more transactions subsequent to the original issue date of the 2025 Notes, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2025 Notes issued pursuant to the prospectus supplement. These additional 2025 Notes will be deemed part of the same series as the 2025 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2025 Notes the right to vote together with holders of the 2025 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.780%; Total: $1,496,700,000

Proceeds, before expenses, to Issuer:	Per Note: 99.660%; Total: $1,494,900,000

Underwriters:	Barclays Capital Inc.
BofA Securities, Inc.
Morgan Stanley & Co. LLC
Wells Fargo Securities LLC

HSBC Securities (USA) Inc.
Banco Santander, S.A.

CUSIP Number:	822582CF7

ISIN:	US822582CF79

SHELL INTERNATIONAL FINANCE B.V.

2.750% Guaranteed Notes due 2030

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated April 1, 2020

US$1,000,000,000 2.750% Guaranteed Notes due 2030:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	2.750% Guaranteed Notes due 2030 (the “2030 Notes”)

Total principal amount being issued:	US$1,000,000,000

Guarantor Credit Ratings*:	Aa2/Negative by Moody’s Investors Service, Inc. AA-/Negative by Standard & Poor’s Ratings Services

Denominations:	The 2030 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3)**:	April 6, 2020

Guarantee:	Payment of the principal of and interest on the 2030 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	April 6, 2030

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	2.750% per annum

Date interest starts accruing:	April 6, 2020

Interest payment dates:	April 6 and October 6 of each year, subject to the Day Count Convention.

First interest payment date:	October 6, 2020

Benchmark Treasury:	1.500% due February 15, 2030

Benchmark Treasury yield:	0.607%

Spread to Benchmark Treasury:	215 bps

Yield to maturity:	2.757%

Selling concession:	0.120%

Reallowance:	0.080%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2030 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	March 22 and September 21 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2030 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs

Listing:	Application will be made to list the 2030 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 23 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2030 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2030 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. prior to January 6, 2030 (the date which is three months prior to the maturity date of the 2030 Notes), at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2030 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points, plus in each case accrued interest thereon to the date of redemption. On or after January 6, 2030, redemption at any time at 100% of the principal amount of the 2030 Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2030 Notes in one or more transactions subsequent to the original issue date of the 2030 Notes, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2030 Notes issued pursuant to the prospectus supplement. These additional 2030 Notes will be deemed part of the same series as the 2030 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2030 Notes the right to vote together with holders of the 2030 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 99.939%; Total: $999,390,000

Proceeds, before expenses, to Issuer:	Per Note: 99.739%; Total: $997,390,000

Underwriters:	Barclays Capital Inc.
BofA Securities, Inc.
Morgan Stanley & Co. LLC
Wells Fargo Securities LLC

HSBC Securities (USA) Inc.
Banco Santander, S.A.

CUSIP Number:	822582CG5

ISIN:	US822582CG52

SHELL INTERNATIONAL FINANCE B.V.

3.250% Guaranteed Notes due 2050

Guaranteed as to the Payment of Principal and Interest by

ROYAL DUTCH SHELL PLC

PRICING TERM SHEET

Dated April 1, 2020

US$1,250,000,000 3.250% Guaranteed Notes due 2050:

Issuer:	Shell International Finance B.V. (the “Issuer”)

Guarantor:	Royal Dutch Shell plc

Title:	3.250% Guaranteed Notes due 2050 (the “2050 Notes”)

Total principal amount being issued:	US$1,250,000,000

Guarantor Credit Ratings*:	As2/Negative by Moody’s Investors Service, Inc. AA-/Negative by Standard & Poor’s Ratings Services

Denominations:	The 2050 Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

Issuance/Settlement date (T+3)**:	April 6, 2020

Guarantee:	Payment of the principal of and interest on the 2050 Notes is fully and unconditionally guaranteed by Royal Dutch Shell plc.

Maturity date:	April 6, 2050

Day count:	30/360

Day Count Convention:	Following, unadjusted

Interest rate:	3.250% per annum

Date interest starts accruing:	April 6, 2020

Interest payment dates:	April 6 and October 6 of each year, subject to the Day Count Convention.

First interest payment date:	October 6, 2020

Benchmark Treasury:	2.375% due November 15, 2049

Benchmark Treasury yield:	1.268%

Spread to Benchmark Treasury:	210 bps

Yield to maturity:	3.368%

Selling concession:	0.250%

Reallowance:	0.125%

Business Day:	Any week day on which banking or trust institutions in neither New York nor London are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The 2050 Notes are unsecured and will rank equally with all of SHELL INTERNATIONAL FINANCE B.V.’s other unsecured and unsubordinated indebtedness.

Regular record dates for interest:	March 22 and September 21 of each year.

Payment of additional amounts:	None payable under current law, provided that the 2050 Notes are listed on a recognized stock exchange as designated by the United Kingdom HM Revenue & Customs.

Listing:	Application will be made to list the 2050 Notes on the New York Stock Exchange although neither SHELL INTERNATIONAL FINANCE B.V. nor ROYAL DUTCH SHELL PLC can guarantee such listing will be obtained.

Optional tax redemption:	In the event of tax law changes that require the payment of additional amounts as described under “Description of Debt Securities — Provisions Applicable to Each Indenture — Optional Tax Redemption” on page 23 in the base prospectus, SHELL INTERNATIONAL FINANCE B.V. may call the 2050 Notes for redemption, in whole but not in part, prior to maturity.

Optional make-whole redemption:	The 2050 Notes will be redeemable as a whole or in part, at the option of SHELL INTERNATIONAL FINANCE B.V. prior to October 6, 2049 (the date which is six months prior to the maturity date of the 2050 Notes), at any time or from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2050 Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points, plus in each case accrued interest thereon to the date of redemption. On or after October 6, 2049, redemption at any time at 100% of the principal amount of the 2050 Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Sinking fund:	There is no sinking fund.

Further issuances:	SHELL INTERNATIONAL FINANCE B.V. may, at its sole option, at any time and without the consent of the then existing note holders issue additional 2050 Notes in one or more transactions subsequent to the original issue date of the 2050 Notes, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the 2050 Notes issued pursuant to the prospectus supplement. These additional 2050 Notes will be deemed part of the same series as the 2050 Notes issued pursuant to the prospectus supplement and will provide the holders of these additional 2050 Notes the right to vote together with holders of the 2050 Notes issued pursuant to the prospectus supplement.

Public offering price:	Per Note: 97.783%; Total: $1,222,287,500

Proceeds, before expenses, to Issuer:	Per Note: 97.358%; Total: $1,216,975,000

Underwriters:	Barclays Capital Inc.
BofA Securities, Inc.
Morgan Stanley & Co. LLC
Wells Fargo Securities LLC

HSBC Securities (USA) Inc.
Banco Santander, S.A.

CUSIP Number:	822582CH3

ISIN:	US822582CH36

* * * * * * * *

*

Note: The Guarantor Credit Ratings refer to the ratings currently assigned by the identified rating agencies on the outstanding senior unsecured long term debt of Royal Dutch Shell plc. The 2025 Notes, the 2030 Notes and the 2050 Notes have not yet been rated. Ratings are subject to change at the discretion of the rating agencies. A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision and withdrawal at any time.

**

Note: Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the 2025 Notes, the 2030 Notes or the 2050 Notes on the date of pricing will be required, by virtue of the fact that the 2025 Notes, the 2030 Notes and the 2050 Notes initially will settle T + 3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the 2025 Notes, the 2030 Notes and the 2050 Notes who wish to trade such notes on the date of pricing of the notes sold in this offering should consult their own advisor.

The Issuer estimates that the expenses in connection with the offering of the 2025 Notes, the 2030 Notes and the 2050 Notes other than the underwriting discount, will be as follows:

SEC Registration Fee	$486,750
Printing	15,950
Legal Fees and Expenses	154,000
Accounting Fees and Expenses	44,000
Trustee’s Fees and Expenses	11,000
Total	$711,700

No PRIIPs KID — No PRIIPs key information document (KID) has been prepared as the Notes are not available to retail in the EEA or in the UK.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer and the Guarantor have filed with the Securities and Exchange Commission for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, or by calling BofA Securities, Inc. toll-free at 1-800-294-1322, or by calling Morgan Stanley & Co. LLC 1-866-718-1649, or by calling Wells Fargo Securities LLC toll-free at 1-800-645-3751.